Exhibit 10.4

March 8, 2005	Confidential

John Prunty

Maxim Pharmaceuticals, Inc.

8899 University Center Lane, Suite 400

San Diego, CA 92122

Dear John:

Maxim Pharmaceuticals, Inc. (the “Company”) values the contributions that you have made to date, your qualifications and the skills you have demonstrated.  We feel that you can continue to make a serious and valuable contribution to the Company and help the Company achieve success in its new strategic initiatives.

RETENTION BONUS:  The Company wishes to retain your services and to incentivize you to continue as an employee.  Accordingly, subject to the limitations contained herein, if you remain continuously employed with the Company through the earlier of the consummation of a Change of Control or September 30, 2005 (such earlier date referred to hereinafter as the “Target Date”), and provided that you have not received any type of Disciplinary Action, the Company will pay you a bonus in an amount equal to $105,000.00, minus the standard withholdings and deductions (the “Retention Bonus”).  The Retention Bonus will be paid in six equal monthly installments on the last day of each month starting on the Target Date, and is in addition to your base salary.

RETENTION OPTION:  In addition, subject to the limitations contained herein, if you remain continuously employed with the Company through the date of grant (which will be within the next sixty (60) days), the Company will grant you a nonstatutory stock option under the Company’s 2001 Incentive Stock Option Plan to purchase 50,000 shares of the Company’s Common Stock, at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant (the “Retention Option”).  Thereafter, provided that you remain continuously employed by the Company, the Retention Option will vest in six equal monthly installments on the last day of each month starting on the Target Date.  If your employment with the Company is terminated for any reason, then the Retention Option shall cease vesting from the date of such termination.  All vested options shall be exercisable for five years from the date of grant without regard to your continued employment with the Company.

Notwithstanding the foregoing, if, at any time following a Change in Control (as defined below), your employment with the Company is involuntarily terminated by the Company without Cause (as defined below) or you voluntarily terminate your employment with the Company for Good Reason (as defined below), then the Retention Bonus shall be paid to you in a lump sum (to the extent not already paid to you prior to such time) and your Retention Option shall become fully vested and exercisable (to the extent not already fully vested and exercisable prior to such time).

For purposes of this letter the terms Change in Control, Cause and Good Reason shall be defined as follows:

                “Change in Control” shall mean a transaction (excluding in each case transactions in which securities are purchased from the Company for the principal purpose of raising capital for the Company) in which one of the following occurs: (i) any person or related group of persons (other than the Company or an affiliate of the Company) directly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities; (ii) (A) a merger or consolidation occurs in which the Company is not the surviving entity, or (B) any reverse merger occurs in which the Company is the surviving entity, or (C) any merger involving a subsidiary of the Company occurs in which the Company is a surviving entity, but in each case in which holders of the Company’s outstanding voting securities immediately prior to such transaction, as such, do not hold, immediately following such transaction, securities possessing fifty percent (50%) or more of the total combined voting power of the surviving entity’s outstanding securities (in the case of clause (A)) or the Company’s outstanding voting securities (in the case of clauses (B) and (C)); or (iii) all or substantially all of the Company’s assets are sold of transferred other than in connection with an internal reorganization of the Company or the Company’s complete liquidation (other than a liquidation of the Company into a wholly-owned subsidiary).

“Cause”  shall mean of any of the following events: (i) your material breach of any provision of this Agreement or any other agreement you have entered into with the Company; (ii) your engaging or in any manner participating in any activity which is competitive with or intentionally injurious to the Company or which violates any material provision of an agreement between you and the Company; (iii) your commission of any fraud against the Company or use or appropriation for your personal use or benefit of any funds or properties of the Company; (iv) your conviction of any crime involving dishonesty or moral turpitude; or (v) conduct by you which in good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

                “Good Reason” shall mean the occurrence of one or more of the following, without your express written consent:  (i) a significant reduction in your base salary as in effect immediately prior to such reduction for any reason other than in connection with, and proportionate to, a company-wide pay reduction; and (ii) a relocation of your principal workplace by more than fifty (50) miles.

                “Disciplinary Action” shall mean a notice provided to you in writing by the Company’s Chief Executive Officer stating that (i) you have violated a written policy of the Company; (ii) you have engaged or participated in an activity which is competitive with or intentionally injurious to the Company or which violates a material provision of an agreement between you and the Company; (iii) you have used, or appropriated for your personal use or benefit, funds or properties of the Company; (iv) you have repeatedly failed to satisfactorily perform your job duties; or (v) you have refused or failed to follow lawful and reasonable directions of the Board of Directors or the Chief Executive Officer of the Company.  The determination with respect to each of these matters shall be made by the Chief Executive Officer, acting in his sole discretion.

We believe that you will be able to make a significant contribution to the Company’s future efforts.  One of the critical factors in the Company’s future success will be the contribution of key employees such as you.

Please keep in mind that you will continue to be bound by the Company’s policies and this letter is not intended to change your status as an at-will employee with the Company.  As with all employees at the Company, you or the Company may terminate your employment at any time for any reason whatsoever, with or without cause or advance notice.

This agreement constitutes the full and complete expression of our arrangement with respect to the Retention Bonus and the Retention Option and supersedes any prior oral commitments or representations.  This agreement cannot be modified except by a written instrument approved and signed by both you and the Company’s Chief Executive Officer.

Sincerely,

/s/ Larry G. Stambaugh

Larry G. Stambaugh

President and Chief Executive Officer

Accepted:

/s/ John Prunty	Date:	3/8/05